Exhibit 23.1

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

December 18, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of November 23, 2009 on the audited financial statements of Hydrogen Motors, Inc. as of August 31, 2009 and 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park
___________________________

Chang G. Park, CPA
San Diego, CA